Exhibit 15.1

The Board of Directors and Shareholders of Harris Corporation

      We are aware of the incorporation by reference in the following Registration Statements of Harris Corporation of our reports dated January 20, 2005 and April 20, 2005 relating to unaudited consolidated interim financial statements of Harris Corporation that are included in its Forms 10-Q for the quarters ended December 31, 2004 and April 1, 2005:

Form S-8	No. 333-75114	Harris Corporation Retirement Plan
Form S-8	Nos. 33-37969; 33-51171;
	and 333-07985	Harris Corporation Stock Incentive Plan
Form S-8	No. 333-49006	Harris Corporation 2000 Stock Incentive Plan
Form S-3	No. 333-100823	Harris Corporation Debt Securities
Form S-3	No. 333-108486	Harris Corporation Debt and Equity Securities

/s/ Ernst & Young LLP

Orlando, Florida
April 20, 2005